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                                                               Exhibit EX-99.p.5

                                   [RCM LOGO]

                                 CODE OF ETHICS

      RCM's reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant US and foreign laws and regulations but also to maintain high standards of personal and professional conduct at all times. RCM's Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

      The basic principles underlying RCM's Code of Ethics are as follows:

- We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

- Even if our clients are not harmed, we cannot take inappropriate advantage of information we learn through our position as fiduciaries.

  - We must take care to avoid even the appearance of impropriety in our personal actions.

      The Code of Ethics contains detailed rules concerning personal securities transactions and other issues. In addition, the Code of Ethics sets forth the general principles that will apply even when the specific rules do not address a specific situation or are unclear or potentially inapplicable.

      Although the Code of Ethics provides guidance with respect to many common types of situations, please remember that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. Technical compliance with the procedures incorporated in the Code of Ethics will not insulate actions that contravene your duties to RCM and its clients from scrutiny and, in some cases, liability. Each employee should consider whether a particular action might give rise to an appearance of impropriety, even if the action itself is consistent with the employee's duties to RCM and its clients. Therefore, to protect yourself and the firm, please be alert for the potential for conflicts of interest, and please consult the Compliance Department whenever questions arise concerning the application of the Code of Ethics to a particular situation.

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                               TABLE OF CONTENTS

1.  Introduction.............................................................................    1
2.  Persons Covered by the Code of Ethics....................................................    2
3.  Rules Pertaining to Personal Securities Trading..........................................    3
    3.1  General Rules Regarding Personal Securities Trading.................................    3
    3.2  Excessive Trading in Open-End Mutual Funds..........................................    4
    3.3  The Pre-Clearance Process for Personal Securities Transactions......................    4
         3.3.1  Required Approval -- Equity and Equity-Related Securities....................    5
         3.3.2  Required Approval -- Fixed Income Securities.................................    6
         3.3.3  Trading Date.................................................................    6
    3.4  Special Situations..................................................................    7
         3.4.1  Special Types of Securities..................................................    7
                3.4.1.1     Exempted Securities..............................................    7
                3.4.1.2     Open-End Mutual Funds in which  RCM is the Sub-Adviser...........    8
                3.4.1.3     Derivative Instruments...........................................    9
                3.4.1.4     Stock Index Futures..............................................   10
                3.4.1.5     Limited and General Partnership Interests........................   10
         3.4.2  Special Types of Transactions................................................   10
                3.4.2.1     Private Placements...............................................   10
                3.4.2.2     Limit, GTC and Stop Loss Orders..................................   11
                3.4.2.3     Public Offerings.................................................   11
                3.4.2.4     Non-Volitional Transactions......................................   12
                3.4.2.5     DE MINIMIS Transactions in Certain Securities....................   12
                3.4.2.6     Limited Exemption from the Blackout Periods......................   13
                3.4.2.6     Other Special Transactions.......................................   14
                3.4.2.7     Gifts............................................................   14
                3.4.2.8     Proprietary Accounts.............................................   14
    4.1  Third Party Accounts................................................................   14
    4.2  Blackout Periods....................................................................   15
    4.3  Ban on Short-Term Trading Profits...................................................   17
    4.4  Fiduciary Responsibility to Clients.................................................   19
    4.5  Technical Compliance is Not Sufficient..............................................   19
    4.6  Reporting Personal Securities Transactions..........................................   20
         4.6.1  Pre-Clearance Forms..........................................................   20
         4.6.2  Duplicate Brokerage Confirmations............................................   20
         4.6.3  Quarterly Reports of Transactions............................................   21
         4.6.4  Initial and Annual Personal Holdings Report..................................   21
5.  What Beneficial Ownership Means..........................................................   22
6.  Other Conflicts of Interest..............................................................   22
    6.1. Providing Investment Advice to Others...............................................   22
    6.2. Favoritism and Gifts................................................................   23
    6.3. Disclosure of Interests of Members of Immediate Family..............................   23

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
    6.4. Disclosure of Information Concerning Securities Recommendations and Transactions....   23
    6.5. Prohibition on Serving as a Director................................................   23
    6.6. Insider Trading.....................................................................   24
7.  Potential Consequences of Violations; Responsibilities of Supervisors....................   24
8.  Questions Concerning the Code of Ethics..................................................   24
9.  Forms To Be Executed.....................................................................   25

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                                    EXHIBITS

Exhibit A     Personal Securities Transaction Pre-Clearance

Exhibit B     Third Party Account Certification

Exhibit C     Trading Accounts

Exhibit D     Quarterly Transaction Report

Exhibit E     Personal Holdings Report

Exhibit F     30-Day Notification Form

Exhibit G     Acknowledgment

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                                  INTRODUCTION

      RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, LLC, and Pallas Investment Partners, L.P., (all of which are referred to in the Code of Ethics collectively as "RCM") and their employees owe fiduciary duties to their clients under the laws of the United States, Australia, Germany, Hong Kong, Japan, the United Kingdom and other countries. These fiduciary duties require each of us to place the interests of our clients ahead of our own interests in all circumstances. Due to the special nature of some of our clients, special rules may also apply in some circumstances. These rules are discussed in more detail below.

      An integral part of our fiduciary duty is the obligation to avoid conflicts of interest.(3) As a basic principle, you may not use your position, or information you learn at RCM, so as to create a conflict or the appearance of a conflict between your personal interests and those of RCM or any RCM client. A conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to RCM or to any RCM client, and regardless of the motivation of the employee involved.

      The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. Some of the more common examples are described in this Code of Ethics. The rules contained in the Code of Ethics are designed to minimize conflicts of interest and to avoid potential appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code of Ethics that are applicable to them. Compliance with RCM's Code of Ethics is a condition of employment. The sanctions that may result from violations of the Code of Ethics, which can include fines and/or dismissal, are outlined below.

      Compliance with the Code of Ethics and interpretation of its requirements is the responsibility of RCM's Compliance Department, subject to the oversight of RCM's Compliance Committee. If you have questions about whether a conflict of interest exists in a particular situation, please contact the Compliance Department.

      Industry standards pertaining to matters such as personal securities trading can change over time, and RCM is committed to maintaining high ethical standards for itself and its employees. Therefore, RCM reserves the right to change any or all of the requirements of the Code of Ethics from time to time, as RCM deems necessary or appropriate. RCM also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally, or to grant exceptions to the requirements of the Code of Ethics in circumstances in which it believes an exception is warranted.

-------------------
(3) As Used in this Code of Ethics, "Conflict of Interest" includes any conduct that is prohibited by Rule 17j-1(b), as amended, under the Investment Company Act of 1940.

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                      PERSONS COVERED BY THE CODE OF ETHICS

      The provisions and requirements of the Code of Ethics apply to all officers, directors, and employees of RCM. The Code of Ethics also applies to all temporary employees and all contractors who work on RCM's premises, or who have access to RCM's computer systems. In addition, special rules apply to transactions by or through proprietary accounts and benefit plans sponsored by RCM.

      All of the provisions and requirements of the Code of Ethics, including the rules pertaining to pre-clearance of personal securities transactions, also apply to persons who are closely connected to RCM directors, officers and employees. Examples of closely connected persons include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact the Compliance Department.

      Although persons who are not closely connected to you are not required to comply with the pre-clearance and other procedures contained in the Code of Ethics, such persons may not take improper advantage of information that they may receive from you regarding the activity or holdings of RCM clients. In addition, it would be a violation of the Code of Ethics and potentially a violation of RCM's Policies and Procedures Designed to Detect and Prevent Insider Trading (the "Insider Trading Policy") for any RCM employee to arrange for a friend or relative to trade in a security in which that RCM employee would be precluded from trading for his or her own account. It may also be a violation of the Code of Ethics or the Insider Trading Policy for a RCM employee to give information about the activity or holdings of RCM clients to any person for the purpose of facilitating securities trading by that person. RCM reserves the right, when RCM deems it necessary or appropriate, to apply the requirements of the Code of Ethics to persons who are not necessarily members of your "immediate family," as defined in the Code of Ethics.

      Except as otherwise provided, the provisions and requirements of the Code of Ethics relating to pre-clearance, blackout periods, and holding periods do not generally apply to persons who are (i) directors of RCM or (ii) directors or employees of an investment company managed by RCM (collectively, the "Funds") who is not an affiliated person of RCM, and who do not, in the ordinary course of their official duties, have access to specific purchase or sale recommendations or decisions made by RCM for any of its clients ("Disinterested Persons").

      A Disinterested Person is not required to pre-clear personal securities transactions unless such Disinterested Person knows or, in the ordinary course of the fulfillment of his or her official duties as a director or officer of RCM or one of the Funds, should have known that during the applicable black-out period immediately preceding or after the date of a transaction in a security by that Disinterested Person such security was purchased or sold by RCM or the Funds, RCM or that the purchase or sale of that security was considered by

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      RCM or the Funds managed by RCM. In addition, Disinterested Persons(4) are not required to report their personal securities transactions on a quarterly basis, or to report their holdings on an annual basis, to RCM.

               RULES RELATING TO PERSONAL SECURITIES TRANSACTIONS

      Personal securities trading by investment management personnel has come under intensive scrutiny over the last several years, and the SEC has pursued several highly publicized enforcement actions. The SEC, the Investment Company Institute (the "ICI"), and the Association for Investment Management and Research ("AIMR") have all published reports and established standards regarding personal securities trading by the staffs of investment management firms. In addition, the SEC has adopted rules that apply to personal securities trading by RCM personnel. As a result, all RCM employees should be careful to conduct their personal securities transactions in accordance with all of the requirements of the Code of Ethics.

      GENERAL RULES REGARDING PERSONAL SECURITIES TRADING

      You and persons closely connected to you(5) must conduct your personal securities trading in a manner that does not give rise to either a conflict of interest, or the appearance of a conflict of interest, with the interests of any RCM client, including the Funds. Please bear in mind that, if a conflict of interest arises, you may be frozen in, or prohibited from trading, securities in which you have an existing position. Any losses suffered due to compliance with the requirements of the Code of Ethics are the employee's sole responsibility. Each employee should evaluate this risk before engaging in any personal securities transaction.

      The rules regarding personal securities transactions that are contained in the Code of Ethics are designed to address potential conflicts of interests and to minimize any potential appearance of impropriety. These rules include the following:

      -     Pre-clearance of personal securities transactions

- Exemption for certain types of securities, and certain types of transactions

      -     Review of duplicate brokerage confirmations

- Prohibition on personal securities transactions during a "blackout period" before and after client trades

-     Ban on short-term trading profits

      -     Quarterly reporting of personal securities transactions

      - Securities Holdings Reports, upon employment and annually thereafter.

------------------
(4) This exemption from filling requirements does not apply to a Disinterested Person who is also an employee of Allianz-AG and its affiliates or who are members of a Board of RCM, but who are not involved in the day-to-day management of RCM ("the Directors"). As discussed below, the Directors must file with RCM initial and annual holdings reports. as well as quarterly reports of personal securities transactions pursuant to the recordkeeping requirements of the Securities and Exchange commission ("SEC").

(5) This Code of Ethics frequently describes the responsibilities of employees. However all references to employees are intended to include persons closely connected to them.

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      thereafter.

      The details regarding each of the rules with respect to personal securities transactions are discussed in greater detail below.

      EXCESSIVE TRADING IN OPEN-END MUTUAL FUNDS

      Excessive trading(6) in open-end mutual funds for which RCM serves as the adviser or sub-adviser is strictly prohibited. Such activity can raise transaction costs for the funds, disrupt the fund's stated portfolio management strategy, require a fund to maintain an elevated cash position, and result in lost opportunity costs and forced liquidations. Excessive trading in open-end mutual funds can also result in unwanted taxable capital gains for fund shareholders and reduce the fund's long-term performance.

      THE PRE-CLEARANCE PROCESS

      As noted above, in order to avoid conflicts of interest, RCM requires written pre-clearance of purchases and sales of all publicly or privately held securities (including limited partnership interests and derivative instruments) that are or would be beneficially owned by its employees. This pre-clearance requirement is intended to protect both RCM and its employees from even the potential appearance of impropriety with respect to any employee's personal trading activity. Whether or not you pre-clear a personal security transaction, if it is later determined that RCM was buying or selling that security (or other securities of the same issuer, or related derivative securities) for one or more clients on that day, you may be required to cancel, liquidate or otherwise unwind your trade.

      The pre-clearance requirement applies to all securities, including stocks, bonds, unit trusts, partnership and similar interests, notes, warrants, or other related financial instruments such as futures and options. Pre-clearance also is required for transactions in instruments issued by foreign corporations, governments, states, or municipalities. Specific exceptions to the pre-clearance requirement are listed below. If you have any doubt as to whether the pre-clearance requirement applies to a particular transaction, please check with the Compliance Department before entering into that transaction.

      The pre-clearance requirement is satisfied when either the Compliance Department confirms to the employee that their request to purchase or sell a security has been granted via the On-line Pre-Clearance Process, or when the appropriate Personal Securities Transaction Pre- Clearance Form for Partnerships and LLCs (Exhibit A-2) or Secondary Public Offerings and Private Placements (Exhibit A-3) has been completed. The procedures for using the On-line Pre-clearance Process can be obtained from the Compliance Department. RCM and all employees must treat the pre-clearance process as confidential and not disclose any information except as required by law or for appropriate business purposes.

      Please remember that pre-clearance is not automatically granted for every trade. For example, if RCM is considering the purchase of a security in client accounts,

-----------------
(6) Excessive trading will be defined by the Compliance committee in its sole discretion. However , no employee may engage in roundtrip transactions that are in excess of a fund's stated policy as disclosed in its prospectus. One roundtrip transactions is typically a purchase, a sale and then a subsequent repurchase of the same mutual fund.

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      or if an order to effect transactions in a security for one or more client accounts is open (or unfilled) on the trading desk, pre-clearance will be denied until RCM is no longer considering the purchase or sale of the security, or the order is filled or withdrawn, and until the applicable blackout period has ended.

      In addition, please remember that pre-clearance is only given for the specific trade date, with the exception of limit orders. You may not change the trade date, and you may not materially increase the size of your order or limit price, without obtaining a new pre-clearance. You may, however, decrease the size of your trade without obtaining a new pre-clearance. Moreover, you need not place an order for which you have obtained pre-clearance. If you choose not to place that order, however, you must obtain a new pre-clearance if you change your mind on a later date and wish to then enter the order.

      Failure to obtain appropriate pre-clearance for personal security transactions is a serious breach of RCM rules. Employees are responsible for compliance with the Code of Ethics by persons closely connected to them. If you fail to obtain pre-clearance, or if your personal transaction in a particular security is executed within the applicable blackout period, you may be required to cancel, liquidate, or otherwise unwind that transaction. In such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity specified by RCM (with suitable evidence of such donation provided to RCM) or forfeited to RCM, in RCM's discretion.

      In addition, all violations of the pre-clearance requirement will be reported to RCM management (including the RCM Compliance Committee) and potentially to the applicable Board of Directors of Funds of which RCM serves as sub adviser, and may subject you to disciplinary action, up to and including discharge. The disciplinary action taken will depend on all of the facts and surrounding circumstances.

      REQUIRED APPROVAL -- EQUITY AND EQUITY-RELATED SECURITIES

      For proposed transactions in common stocks, preferred stocks, securities convertible into common or preferred stock, warrants and options on common or preferred stocks, or on convertible securities the Compliance Department will receive the prior approval of each of the following persons before confirming to the employee that the proposed transaction has been approved:

1. The Head of Equity Trading or such person as he or she may designate during his or her absence.

2. An appropriate representative from the investment management staff ("Equity PMT") who covers that security (or who would cover that security if it were followed by RCM). For this purpose, members of Equity PMT should not pre-clear any proposed transaction if they believe that RCM may effect a transaction in the subject security within the next three (3) business days.

      REQUIRED APPROVAL -- FIXED INCOME SECURITIES

      For proposed transactions in corporate debt securities, foreign, state, or local government securities, municipal debt securities, and other types of debt securities (or options or futures on these types of securities), the Compliance Department on behalf of RCM's employees will receive the prior approval of a fixed income manager or Caywood-Scholl Capital Management as appropriate.

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      For this purpose, the fixed income portfolio manager or Caywood-Scholl
      Capital Management should not pre-clear any proposed transaction if they believe that RCM may effect a transaction in the subject security within the next three (3) business days.

      As appropriate, members of the Equity PMT, the fixed income manager or Caywood-Scholl Capital Management may pre-clear, respectively, equity or fixed income security. Other Portfolio Managers and Research Analysts may pre-clear for sectors, regions or securities for which they have actual responsibility. Authorization to pre-clear employee transactions may change from time to time. While the Compliance Department will avoid such conflicts, as a general rule, no person may pre-clear for himself or herself, and no person may pre-clear in more than one capacity.

      The Compliance Department will retain documentation evidencing who pre-cleared each employee transaction.

      TRADING DATE

      You must initiate all trading instructions on the date that you list as the proposed trade date. If for some reason you cannot initiate trade instructions on that date, you must resubmit your pre-clearance request to the Compliance Department for their review and possible approval. Trades that are initiated after the close of the New York Stock Exchange (1:00 P.M. in the Pacific Time zone) typically are not executed on that day; therefore, the Compliance Department will treat such trades as having been initiated on the following business day.

      Ordinarily, the date on which you initiate your trade instructions should be the date on which the trade is actually executed. However, there are several exceptions to this general rule. The first involves limit, good-till-cancelled ("GTC"), and stop-loss orders. For purposes of the Code of Ethics, the trading date for a limit, GTC or a stop-loss order is the date on which you give the order to your broker, not the date on which the order is finally executed in accordance with your instructions. Therefore, if your limit, GTC or stop-loss order is entered with the broker in accordance with the pre-clearance requirements and consistent with the applicable blackout period, the subsequent execution of that trade will satisfy the requirements of the Code of Ethics, even if RCM subsequently enters trades for client accounts that are executed on the same day as your limit, GTC or stop-loss order is executed. Limit, GTC and stop-loss orders are discussed in greater detail below.

      Another exception involves instructions issued by mail. For example, you may subscribe to a limited partnership by mailing in a check and a subscription form. Or you may issue instructions to purchase additional shares through a dividend reinvestment program by mailing a check to the transfer agent. In such cases, the date on which you mail the instruction is treated as the trading date for purposes of the Code of Ethics, unless you modify or cancel the instructions prior to the actual trade. And, for purposes of the applicable blackout period, the date of your trade will be deemed to be the date on which your instructions were mailed, not the date on which the trade was executed.

      In some cases, you may place an order for securities where the proposed trading date has not yet been established by the seller or issuer. In such cases, you

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      should indicate, when you are requesting pre-clearance approval, that the trading date will be the date on which the seller or issuer finalizes the trade. However, if the trade is part of a secondary public offering of securities, such trades must not conflict with RCM client trades. Therefore, if RCM subsequently places an order for those securities on behalf of client accounts, you will be required to cancel or unwind your trade.

      SPECIAL SITUATIONS

      From time to time, a variety of special situations can arise with respect to personal securities transactions. Based on our experience, the Code of Ethics has been tailored to accommodate the particular circumstances that may arise, and to create detailed rules that should apply in these special situations. These special situations fall into two broad categories: special types of securities, and special types of transactions.

      SPECIAL TYPES OF SECURITIES

      Personal securities transactions in certain types of instruments are not covered by all of the requirements of the Code of Ethics. A description of these instruments is set forth below. If you have any doubt as to whether transactions in a particular type of instrument must be pre-cleared, please check with the Compliance Department before the transaction.

      Exempted Securities. The Code of Ethics does not apply to any of the following types of securities or instruments ("Exempted Securities"). As a result, you may engage in these transactions in any Exempted Security without obtaining pre-clearance. Except for transactions involving instruments issued by the national governments of Germany, Japan, and the United Kingdom, transactions in Exempted Securities need not be reported on your quarterly personal securities transaction report. Furthermore, the other requirements of the Code of Ethics, such as the 60-day holding period requirement and the so-called "blackout period", do not apply to Exempted Securities. These securities and instruments include the following:

      Shares of registered open-end mutual funds and money market funds, except those open-end mutual funds for which RCM is the adviser or sub-adviser;

      Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government, and similar instruments issued by the national governments of Germany, Japan, and the United Kingdom;

      High quality, short-term debt instruments issued by a banking institution, such as bankers' acceptances and bank certificates of deposit;

      Commercial paper and other high-quality short-term debt instruments; and

               Any currency.

               Commodities

      Similarly, the Code of Ethics does not apply to trades in derivatives based on any of these securities, except as discussed below.

      OPEN-END AND CLOSED-END MUTUAL FUNDS WHERE RCM IS THE ADVISER OR SUB-ADVISER.

      With respect to open-end or closed-end mutual funds, for which RCM serves as the adviser or sub-adviser, you are only allowed to transact in these funds on the first and third Wednesday of each month. This restriction does not apply to

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      automatic contributions to your ADAM 401(k)/Retirement Plans or automatic reinvestments of dividends, income or interest received from the mutual fund.

      All transactions in these funds must be executed in a brokerage account that has been disclosed to the firm, or in your ADAM 401(k)/Retirement Plans, or Deferred Compensation Plan. No transactions in these funds can be executed directly through the applicable mutual fund sponsor. The list of the funds RCM currently manages is included on the Compliance Department's Intranet Site under Funds Managed by RCM.

      You must report all such transactions on your quarterly personal securities transaction report and report all such holdings on your annual holdings report. There are no reporting requirements for any such mutual fund transaction executed through or holdings held in the ADAM 401(k)/Retirement Plans or Deferred Compensation Plan.

      Derivative Instruments. The same rules that apply to other securities apply to derivative instruments, such as options, futures, and options on futures. If the instrument underlying a derivative instrument is an instrument to which the requirements of the Code of Ethics would otherwise apply, you must satisfy the same pre-clearance procedures as if you were trading in the underlying instrument itself. Therefore, as an example, you must pre-clear transactions in options on securities, other than options and futures on Exempted Securities. (Options and futures on government securities are not subject to the pre-clearance requirements, but should be reported on your quarterly report of personal securities transactions.) Transactions in derivative instruments based on broad-based indexes of securities, such as stock index options or stock index futures need not be pre-cleared (see below.)

      RCM employees should remember that trading in derivative instruments involves special risks. Derivative instruments ordinarily have greater volatility than the underlying securities. Furthermore, if RCM is trading in the underlying security on behalf of clients, you may be precluded from closing your position in a derivative instrument for a period of time, and as a result you may incur a significant loss. Such a loss would be solely your responsibility, and you should evaluate that risk prior to engaging in a transaction with respect to any derivative instrument.

      In addition, derivative securities ordinarily expire at a stated time. If RCM is trading in the underlying security on behalf of clients around the time of expiration, you will be unable to sell that derivative instrument at that time, unless you have given your broker, in advance, a standing instruction to close out all profitable derivatives positions on the expiration date without any further instruction from you. In such an event, you must either (a) in the case of stock options, exercise the option on the expiration date (the exercise of an option is not subject to the requirements of the Code of Ethics), or (b) allow the derivative security to expire, subject to the usual rules of the exchange on which that

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      instrument is traded.(7)

      If you choose to exercise a stock option on expiration, you do not need to request pre-clearance approval from the Compliance Department. Please remember, however, that you may be required to make a substantial payment in order to exercise an option, and you must comply with the usual pre-clearance process in order to sell (or buy) the underlying security so acquired (or sold). When you request pre-clearance approval from the Compliance Department, for the underlying security, please notify the Compliance Department through email (via the "Employee Trading" email address) that the securities in question were acquired through the exercise of an option at expiration.

      Stock Index Futures. The pre-clearance requirements of the Code of Ethics do not apply to purchases and sales of stock index options or stock index futures. However, such transactions must be reported on the Employee's quarterly personal securities transactions report.

      Limited and General Partnership Interests. The requirements of the Code of Ethics, including the pre-clearance requirements, apply to the acquisition of limited and general partnership interests. Once you have obtained pre-clearance to acquire a general or a limited partnership interest in a particular partnership, you are not required to pre-clear mandatory capital calls that are made to all partners thereafter. However, you are required to pre-clear capital calls that are not mandatory, and you should report such acquisitions on your quarterly report of securities transactions and on your annual statement of securities holdings.

      SPECIAL TYPES OF TRANSACTIONS

      Special rules apply to certain types of transactions under the Code of Ethics. In some cases (such as non-volitional trades), you may engage in these transactions without obtaining pre-clearance. In other cases (such as private placements or public offerings), the rules that apply to these transactions are more stringent than the usual rules. These special types of transactions, and the rules that apply to them, are as follows:

      Private Placements. Acquisition of securities in a private placement is covered by RCM's Code of Ethics, and is subject to special pre-clearance rules. Participation in a private placement must be pre-cleared in writing by a member of the Compliance Committee. No additional pre-clearance by the Trading Desk or by the Equity PMT is required. However, participation in a private placement will be promptly reported to your Division Head. A special pre-clearance form should be used for participation in private placements.

      RCM employees may not invest in private placements if the opportunity to invest in that private placement could be considered a favor or gift designed to influence that employee's judgment in the performance of his or her job duties or as compensation for services rendered to the issuer. In determining whether to grant prior approval for any investment in a private placement, RCM will

------------------------------
(7) In some cases, derivative instruments that are "in the money" will be automatically cashed out on expiration without any instruction from the holder of that security. Any action that is taken without instruction on your part does not require pre-clearance under the Code of Ethics.

      consider, among other things, whether it would be possible (and appropriate) to reserve that investment opportunity for one or more of RCM's clients, as well as whether the opportunity to invest in the private placement has been offered to the employee as a favor or a gift, or as compensation for services rendered. In addition, investment personnel who have been authorized to acquire securities in a private placement must disclose that investment to their supervisor when they play a part in any subsequent consideration of an investment in any security of that issuer, if they still hold it. In such circumstances, any decision to purchase securities of that issuer should be subject to an independent review by investment personnel with no personal interest in the issuer, and with knowledge of the conflict of interest that may be present with respect to other investment personnel.

      Limit, GTC and Stop Loss Orders. RCM employees are permitted to use limit, GTC and stop-loss orders for trading purposes. Limit, GTC and stop-loss orders must follow the usual pre-clearance mechanisms for personal securities transactions. In the case of a limit, GTC or a stop-loss order, however, the trading date is the date on which you place the order with your broker, subject to the price instructions that you have given to your broker, even if the trade is ultimately executed on a later date. If the limit, GTC or stop-loss order is not subsequently canceled or modified, but is executed without further instructions on a subsequent date, you do not need to obtain an additional pre-clearance. You should, however, report execution of that transaction on the appropriate quarterly personal securities transaction report. In addition, if you change the instructions related to any limit, GTC or stop-loss order (for example, if you change the limit price), you must obtain a new pre-clearance.

      Limit, GTC and stop-loss orders create the potential for RCM employees to be trading in the same securities, at the same times, as RCM clients are trading in such securities. Because of this possibility, it is particularly important to be scrupulous about following the procedures regarding limit, GTC and stop-loss orders, and to obtain a new pre-clearance whenever you change the broker's instructions with respect to a limit, GTC or a stop-loss order. If you follow the appropriate procedures, and if the date on which you place the order does not fall within the applicable "blackout period" described below, you will not be deemed to have violated the Code of Ethics or required to break your trade if your limit order or stop-loss order is executed on the same day as trades in that security are executed on behalf of RCM clients.

      Public Offerings. Public offerings give rise to potential conflicts of interest that are greater than those that are present in other types of personal securities transactions. As a result, the following rules apply to public offerings:

- Employees are prohibited from purchasing equity and equity-related securities in initial public offerings of those securities, whether or not RCM client accounts participate in the offering, except as described below.

- Employees are permitted to purchase equity and equity-related securities in secondary offerings if RCM client accounts do not hold the security, and if no RCM portfolio manager wishes to participate in the offering for client accounts.

- Employees are permitted to purchase equity and equity-related securities in rights offerings if the opportunity to purchase is extended equally to all holders of the company's common stock.

- Employees are permitted to purchase debt securities, such as municipal securities, in public offerings, unless RCM client accounts are participating in that offering. RCM employees cannot participate in any public offering for debt securities if RCM client accounts are participating in that offering. This limitation does not apply to auctions of Treasury securities.

- Employees are permitted to purchase certain types of equity and equity-related securities (i.e., limited partnership interests, REITs) in public offerings, if RCM ordinarily does not purchase those types of securities for client accounts and in fact is not participating in the offering for client accounts. A special pre-clearance form should be used for purchases of limited partnership interests. If you have any doubt as to whether you may purchase a particular security in a public offering, please check with the Compliance Department in advance.

- Any purchase of any security in a public offering, even if permitted under these rules, should be pre-cleared in writing by a member of the Compliance Committee, in addition to the normal pre-clearance procedures. For this purpose, it is sufficient if a member of the Compliance Committee signs the pre-clearance form in more than one capacity.

      Non-Volitional Transactions. The pre-clearance requirements of the Code of Ethics do not apply to transactions as to which you do not exercise investment discretion at the time of the transaction. For example, if a security that you own is called by the issuer of that security, you do not need to pre-clear that transaction, and you may deliver that security without pre-clearance. Similarly, if an option that you have written is exercised against you, you may deliver securities pursuant to that option without pre-clearing that transaction. (If it is necessary to purchase securities in order to deliver them, though, you must pre-clear that purchase transaction.) Likewise, if the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. Please remember, though, that you must report non-volitional trades on your quarterly personal securities transaction report form.

      De Minimis Transactions in Certain Securities. You are not required to pre-clear de minimis transactions in certain highly liquid securities. Any de minimis transaction that you enter into would not be subject to the otherwise applicable "blackout period," described below. For this purpose, a de minimis transaction is defined to include the following:

- 5000 or fewer shares of any stock that is included in any of the following stock indices (each a "De Minimis Index"):

1.    Top 250 companies of the S&P 500 Stock Index

2.    The FTSE Global 100 Index

3.    The Heng Seng Index.

      The list of securities that are eligible for this exemption from pre-clearance and the applicable "blackout period" are included on the Compliance Department's Intranet Site under "De Minimis Transaction Securities". This list is updated on a quarterly basis. Only those securities included on the list will be exempt from the Code's pre-clearance and "blackout period" requirements.

- $100,000 or less of face value any obligation issues or guaranteed by the US government or any national government of a foreign country (including their agencies or instrumentalities).

- Registered Closed-end Mutual Funds for which RCM does not serve as Adviser or Sub-Adviser (See Page 8 for restrictions that apply to transactions in those closed-end mutual funds where RCM is the adviser or sub-adviser).

- Pre-approved "Exchange Traded Funds and other Commingled Products" (as defined below) that trade on U.S. markets.

      The list of Exchange Traded Funds and other Commingled Products that are eligible for this exemption are included in the Compliance Department's Intranet Site under "De Minimis Transaction Securities". Only those securities included on the list will be eligible for this exemption from the Code's pre-clearance and "blackout period" requirements.

      For purposes of this exemption, Exchange Traded Funds and other Commingled Products are defined as securities that either track a broad based index (S&P 500, Nasdaq 100, etc.) or represent a sufficiently broad basket of individual issuers' securities. Generally, at least 30 issuers will need to comprise such a basket, and no one issuer should account for more than 15% of the instrument, for it to be considered "sufficiently broad". If there is a security that you believe should be exempt that is not included on this list, please contact the Compliance Department so that they can determine whether it may be added to the list. You must, however, report all such transactions on your quarterly personal securities transaction report and all holdings on your annual holdings report. It is your responsibility to make certain that the company or instrument in question is included in a De Minimis Index or is included in the eligible list of "Exchange Traded Funds and other Commingled Products" prior to entering into a transaction.

      LIMITED EXEMPTION FROM THE BLACK PERIODS FOR LIQUIDATIONS: You may sell up to 5,000 shares of any security, and not be subject to the applicable blackout periods, so long as the following requirements are satisfied:

1. Such transactions may only be executed on dates pre-determined by the Compliance Department. These dates are posted on the Legal and Compliance Department's Intranet Site.

2. Written notification of such trades must be submitted to the Compliance Department at least 30 days prior to the pre-determined trade dates. Written notification must be provided using the form attached as Exhibit F.

3. If your order is not completed by your broker on a pre-determined trade date, you must cancel the remaining uncompleted order.

4. You can only provide notification of up to 6 transactions each calendar year regardless of whether or not the orders are executed.

      Other Special Transactions. Special rules also apply to tender offers, participation in and purchases of securities through dividend reinvestment plans and periodic purchase plans, the receipt of stock dividends, the exercise of options or other rights. If you wish to participate in these plans or transactions (or similar plans or transactions), please contact the Compliance Department.

      Gifts. Gifts of securities fall into two broad categories: (i) gifts of securities made to others; and (ii) gifts of securities received.

      Gifts of securities made to others, such as relatives or charities, are treated as a disposition of beneficial ownership, and must be pre-cleared like any other securities transaction prior to transfer of the securities. Of course, given the vagaries of the securities settlement system, it may not be possible to identify with precision the date on which a gift transfer will actually take place. For that reason, RCM may, in its discretion, waive certain technical violations of the pre-clearance requirement with respect to gifts of securities, if (i) the gift transaction was pre-cleared in advance, but transfer of the securities was delayed beyond the pre-clearance date, and the securities in question were not immediately sold by the transferee, or (ii) if the facts and circumstances warrant.

      Gifts of securities received depend on the nature of the gift. In the ordinary case, if you receive securities as a gift, receipt of that gift is non-volitional on your part, and you cannot control the timing of the gift. Therefore, as a practical matter, you are not required to pre-clear receipts of securities in such cases. Please remember, though, that you cannot use the gift rules to circumvent the pre-clearance requirements. Therefore, if a gift of securities that you receive is not truly non-volitional, you must pre-clear that gift like any other securities acquisition.

      Proprietary Accounts. Certain accounts, including the Deferred Compensation accounts and Caywood-Scholl Capital management Profit Sharing Account, are deemed by the SEC to be "proprietary" accounts. Unless these accounts trade on RCM's trading desk and are thus subject to the same policies and procedures as any client account, they are subject to the same rules as the personal accounts of employees. In addition, because these accounts are maintained on the records of RCM, reports of the activity of these accounts need not be filed on a quarterly or annual basis. For additional information about these accounts, please contact the Compliance Department.

      THIRD PARTY ACCOUNTS

      Situations sometimes arise in which you nominally have beneficial ownership over a particular account, but where in reality you do not exercise direct or indirect influence or control over that account, and where you provide no investment advice with respect to the investment decisions made with respect to that account. These accounts are referred to in the Code of Ethics as "Third Party Accounts". A RCM employee, with the prior approval (See Exhibit B) of the Compliance Department, may be exempted from pre-clearance with respect to transactions in a Third Party Account if certain conditions are met.

      If you have a Third Party Account, and if you feel that compliance with the pre-clearance and/or quarterly reporting obligations would be burdensome and unnecessary, please see the Compliance Department. Determinations as to whether to grant a waiver from the Code of Ethics will be made on a case-by-case basis. Depending on all of the facts and circumstances, additional requirements may be imposed, as deemed necessary or appropriate. Notwithstanding this limited exception, RCM reserves the right at any time, in the discretion of the General Counsel, to require reports of securities transactions in any Third Party Account for any time period and otherwise to modify or revoke a Third Party Account exception that has been granted.

      BLACKOUT PERIODS

      Potential conflicts of interest are of particular concern when an employee buys or sells a particular security at or near the same time as RCM buys or sells that security for client accounts. The potential appearance of impropriety in such cases is particularly severe if that employee acts as the portfolio manager for the client accounts in question. In order to reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, the Code of Ethics prohibits employees from trading during a certain period before and after RCM enters trades on behalf of RCM clients. The period during which personal securities transactions is prohibited is commonly referred to as a "blackout period."

      The applicable blackout period will vary, depending on whether or not you are a portfolio manager.

      If you are not a portfolio manager or analyst that effects transactions in portfolios the blackout period is the same day on which a trade is conducted, or on which an order is pending, for a RCM client. Therefore, as an example, if RCM is purchasing a particular security on behalf of its clients on Monday, Tuesday, and Wednesday, you may not trade in that security until Thursday.

      If you are a portfolio manager or analyst that effects transactions in portfolios the blackout period will depend on whether you manage Fund portfolios or separately managed client portfolios and on whether the security complies with the de minimis transaction exemption.

- For open-end and closed-end mutual funds ("Fund") subject to the requirements under the Investment Company Act of 1940, the blackout period is seven calendar days before and seven calendar days after any trade by a Fund for whose portfolio you have investment discretion and for which pre-clearance is required. Therefore, as an example, if the PIMCO RCM Mid Cap Fund purchases a particular security on Day 8, all individuals that have investment discretion over the PIMCO RCM Mid Cap Fund would be precluded (with the exception of those securities not subject to the pre-clearance requirements) from purchasing or selling that security for their own accounts from Day 1 through Day 15.

- For separately managed client portfolios, the blackout period is one business day before and one business day after any trade by any such client portfolio for which you have investment discretion and for which pre-clearance is required. Therefore, as an example, if a client account trades in a particular security on Day 2, individuals who have investment discretion over that client account may not trade in that security on Day 1, Day 2, or Day 3.

- For those securities that comply with the de minimis transaction exemption, the blackout period is the same day as a trade in an account over which you have investment discretion.

      For information concerning the application of these rules to the RCM Deferred Compensation Plan, please contact the Compliance Department.

      RCM recognizes that the application of the blackout period during the period prior to a mutual fund's or a client's transactions poses certain procedural difficulties and may result in inadvertent violations of the Code of Ethics from time to time. Nevertheless, virtually every industry group that has examined the issues surrounding personal securities trading has recommended the imposition of a blackout period. As a result, employees should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in securities which RCM holds, or might consider holding, in client accounts.

      If a previously entered employee trade falls within the applicable blackout period, the employee must reverse that trade. If the trade can be reversed prior to settlement, the employee should do so, with the cost of reversal being borne by the employee. If the trade cannot be reversed prior to settlement, then the employee must engage in an offsetting transaction immediately; in such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity designed by RCM (with suitable evidence of such donation provided to RCM) or forfeited to RCM, in RCM's discretion. While the Compliance Department attempts to mitigate the possibility that any employee's transaction will conflict with this requirement, the employee assumes the risk once he or she initiates the execution of an order.

      The blackout period does not apply to securities or transactions that are exempted from the requirements of the Code of Ethics or comply with the Limited Exemption from the Blackout Periods for Liquidations as described earlier in this Code. Thus, for example, the blackout period does not apply to transactions in U.S. government securities, or to non-volitional transactions. If you have any questions or doubts about the application of the blackout period to a particular situation, please consult the Compliance Department before you enter a trade.

      BAN ON SHORT-TERM TRADING PROFITS

      Short-term trading involves higher risks of front-running and abuse of confidential information. As a result, each employee's personal securities transactions should be for investment purposes, and not for the purpose of generating short-term trading profits. As a result, RCM employees are prohibited from profiting from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same (or equivalent) securities within 60 calendar days. Therefore, as an example, if you purchase a particular security on day 1 (after pre-clearing the transaction), you may sell that security on day 61 (again, after obtaining pre-clearance) and retain the profit. If you sell the security on day 60, however, you will be required to forfeit any profit from that purchase and sale. The Compliance Department will not review how long the employee has held each security before granting pre-clearance approval. As a result, it is the employee's sole responsibility to make sure that they comply with this requirement.

      This prohibition does not apply to (i) securities that were not held by RCM during the 12 months preceding the proposed transaction; or (ii) securities and transactions, such as government securities and shares of money market funds and open-end investment companies that are generally exempt from the pre-clearance requirements of the Code of Ethics, including:

-     Exempted Securities

- De minimis transactions involving obligations of the US government or the national government of any foreign country (including their agencies or instrumentalities)

- De minimis transactions involving a De Minimis Index at the time of the transaction

- Securities that were not held by RCM during the 12 months preceding the proposed transaction

- Transactions in closed-end or open-end mutual funds advised or sub-advised by RCM.

      If a violation of this prohibition results from a transaction that can be reversed prior to settlement, that transaction should be reversed. The employee is responsible for any cost of reversing the transaction. If reversal is impractical or not feasible, then any profit realized on that transaction must be donated to a charitable organization (with suitable evidence of such donation provided to RCM) or forfeited to RCM, in RCM's discretion.

      In certain instances, you may wish to sell a security within the 60-day holding period and to forfeit any gain that you may have received with respect to that transaction. If that intention is disclosed to the firm, and if you do in fact forfeit any profit that you may have received, a sale within the 60-day period will not be considered a violation of the Code of Ethics. In addition, you may sell securities at a loss within the 60-day period (subject to pre-clearance if applicable) without violating the Code of Ethics.

      Please remember that you can match transactions outside the 60-day holding period in order to avoid a violation of this provision. For example, if you purchase 100 shares of a security on day 1, and 100 more shares on day 200, you can sell up to 100 shares of the total 200 shares that you hold on day 250 (because you are matching the sale on day 250 against the purchase on day 1). If you sell 200 shares on day 250, though, any profit realized on the second 100 shares would be required to be disgorged.

      This prohibition may, in many instances, limit the utility of options and futures trading, short sales of securities, and other types of legitimate investment activity. In order to ameliorate the effect of this prohibition, RCM will allow employees to "tack" holding periods in appropriate circumstances. For example, if you hold an option for 30 days, then exercise the option, and continue to hold the underlying security for 30 days, you will be permitted to "tack" (i.e., add together) the holding period of the option to the holding period of the security held through exercise of the option. Similarly, if you "roll" an option or a future that is due to expire shortly into the same option or future with a longer maturity by selling the expiring instrument and simultaneously buying the longer maturity instrument, you will be permitted to "tack" the holding period of the expiring option or future to the holding period of the longer maturity instrument.

      Tacking rules are complex. To avoid situations that may require you to disgorge profits, we recommend consulting the Compliance Department in any instance in which you would seek to "tack" holding periods.

      In addition, short-term trading profits may be realized unintentionally, if, for example, the issuer of a particular security calls that security or becomes the subject of a takeover bid. Dividend reinvestment of shares also may inadvertently create short-term trading profits. Exceptions to the prohibition on short-term trading profits will be permitted in cases involving non-volitional trades, but only if no abuse or circumvention of the policy is involved. For example, if you purchase a security that you are aware is the subject of a takeover, you may not be permitted to keep any short-term profit resulting from a subsequent involuntary sale of that security.

      Other exceptions from the prohibition against short-term trading profits may be permitted in the discretion of the Compliance Committee when no abuse is involved and when the equities strongly support an exemption (for example, in the case of an unanticipated urgent need to liquidate securities to obtain cash, or where clients do not hold the securities in question).

      FIDUCIARY RESPONSIBILITY TO CLIENTS

      As noted above, RCM and its employees have a fiduciary responsibility to RCM's clients. We are required to avoid conduct that might be detrimental to their best interests, and we cannot place our own personal interests ahead of those of our clients.

      In order to fulfill this duty to our clients, RCM, as a matter of policy, requires its employees to offer all investment opportunities to RCM's clients first, before taking advantage of such opportunities themselves. Therefore, before trading in any security that is not covered by a RCM analyst, or engaging in a transaction of limited availability, the Legal and Compliance Department, as part of the pre-clearance process, will ensure that the research analyst who would follow the security(8) (for equity securities) or any senior member of the fixed income manager or Caywood-Scholl Capital Management (for fixed income securities) is aware that you have identified a security or transaction of limited availability that you believe would be a good investment, and will if necessary ask you to explain the basis for your interest in that security. If, after receiving that information, the analyst, fixed income manager or Caywood-Scholl Capital Management does not wish to recommend that security for investment to RCM clients, you are free to

---------------------------
(8) In the event that the research analyst that would follow the security is not available, the Legal and Compliance Department will discuss the proposed investment with the Head of Research, or in his or her absence another senior member of the Equity Portfolio Management Team ("Equity PMT"). Research analysts seeking to purchase any security that they cover or would cover on behalf of RCM, but that they have not recommended for purchase in client accounts, should seek the approval of the Head of the Research Division or the Head of Equity prior to purchasing that security for their own account.

      trade, after securing the other necessary pre-approvals. If the analyst, fixed income manager or Caywood-Scholl Capital Management expresses an interest in that security or transaction, however, you must refrain from trading in that security or engaging in that transaction until a decision has been made as to whether to purchase that security for RCM clients. In some cases, you may be required to refrain from trading for several days, until a decision is made. We recognize that this policy may make it more difficult for RCM employees to engage in certain personal securities transactions. Nevertheless, we believe that these rules will enhance the ability of RCM to fulfill its fiduciary responsibilities to our clients.

      TECHNICAL COMPLIANCE IS NOT SUFFICIENT

            As has been stated previously in this Code, RCM and its employees are fiduciaries subject to the highest standards of care and must always act in our clients' best interests. IT IS NOT APPROPRIATE TO RELY ON MERE TECHNICAL COMPLIANCE WITH THE RULES SET OUT IN THIS CODE. Moreover, the SEC and other regulators closely scrutinize personal securities transactions by investment professionals to ensure that they conform to fiduciary principles. As a result you should always remember that we all have an obligation to put our client's interests ahead of our own in all circumstances.

      REPORTING PERSONAL SECURITIES TRANSACTIONS

      The Code of Ethics requires four types of reports concerning personal securities transactions. The four types of reports are as follows:

      -              On-line and/or hard copy pre-clearance forms;

      - Duplicate brokerage confirmations and brokerage statements;

      -              Quarterly reports of transactions; and

      -              Initial and Annual Personal Holdings Reports.

      Each of these reports is described in greater detail below. All personal securities transaction reports are retained by RCM in a personal securities transactions file for each employee. If you would like to review your personal securities transactions file, please contact the Compliance Department. Each employee's personal securities transactions file will be kept strictly confidential (although they may be disclosed to or reviewed with RCM's Compliance Committee or Senior Management). Accordingly, access to an employee's personal securities transactions file will be limited to members of the Compliance Department, the Compliance Committee, appropriate RCM management personnel, and RCM's outside counsel. In addition, please remember that RCM reserves the right, from time to time, to produce personal securities transactions records for examination by the Securities and Exchange Commission, the Federal Reserve Board, or other regulatory agencies, and may be required to provide them to other persons who are empowered by law to gain access to such materials.

      PRE-CLEARANCE FORMS

      Copies of all hard-copy pre-clearance forms and printouts of the emails from the Compliance Department granting pre-clearance approval are retained in each employee's personal securities transactions file, after they have been completed and reviewed. Copies of all hard-copy forms are also returned to the employee for his or her records.

      DUPLICATE BROKERAGE CONFIRMATIONS

      RCM verifies compliance with the pre-clearance process by reviewing duplicate brokerage confirmations. Each employee must instruct each broker-dealer with whom he or she maintains an account, and with respect to all other accounts as to which the employee is deemed to have beneficial ownership, to send directly to the Compliance Department a duplicate copy of all transaction confirmations generated by that broker-dealer for that account. RCM treats these transaction confirmations as confidential. In order to ensure that duplicate brokerage confirmations are received for all employee trading accounts, all employees are required to complete a Trading Account Form (see Exhibit C) and to submit an updated Trading Account Form within 10 days of an account's being added or deleted.

      You and persons closely connected to you must disclose promptly every trading account that you maintain, and every new trading account that you open, to the Compliance Department.

      QUARTERLY REPORTS OF TRANSACTIONS

      The reporting and recordkeeping requirements of the SEC applicable to RCM as a registered investment adviser mandate that each officer, director, and employee of RCM (including the Directors) must file a Quarterly Securities Transaction Report (see Exhibit D) with the Compliance Department, within 10 days after the end of each quarter, whether or not the employee entered into any personal securities transactions during that quarter. The quarterly reporting process also enables RCM to double-check that all personal securities transactions have been appropriately pre-cleared and reported to RCM.

      INITIAL AND ANNUAL PERSONAL HOLDINGS REPORTS

      The pre-clearance and reporting process with respect to personal securities transactions is designed to minimize the potential for conflicts of interest between an employee's personal investing and investments made by RCM on behalf of its clients. However, potential conflicts of interest can arise when a RCM employee owns a security that the firm holds, or is considering buying, on behalf of any RCM client, even if the employee does not engage at that time in a personal securities transaction. As a result, the SEC has stated flatly that an investment adviser must require its employees to disclose all of their personal holdings upon their becoming employees and at least annually thereafter.

      Initial disclosure of holdings information must be made within 10 calendar days of your being employed by RCM. Annual Personal Holdings Reports (See Exhibit E) must be submitted to the Compliance Department by January 30 of each year and provide information as of a date not earlier than December 31 of the preceding year. Please note that this list must include holdings in Third Party Accounts, and must state the approximate value of the position. In general , the report need not include holdings of securities that are exempted from the requirements of the Code of Ethics, such as U.S. government securities or shares of open-end mutual funds. However, transactions involving sovereign debt issued by Germany, Japan or the United Kingdom must be reported. Please be aware that reports of personal holdings may be reviewed by the Compliance Committee and may be disclosed, when deemed necessary or appropriate, to members of the appropriate Portfolio Management Team, to appropriate members of RCM management, and/or to RCM's legal representatives.

      The Directors are not involved in the day-to-day operations of RCM. Moreover, in the normal course of business, the Directors do not have knowledge of securities that are being purchased, sold or held by RCM for client accounts. As a result, the Directors are not required to file reports of personal holdings.

                         WHAT BENEFICIAL OWNERSHIP MEANS

      The Code of Ethics provisions concerning reporting and prior approval cover all transactions in securities in which you (or persons closely connected to you) have a direct or indirect beneficial ownership. The term "beneficial interest" is defined in the federal securities laws and includes more than an ordinary ownership interest. Because beneficial interest can be interpreted very broadly, if you have any question concerning whether you have a beneficial interest in a security you should contact the Compliance Department. However, in general, you may be deemed to have beneficial ownership under any of the following circumstances:

1. You have the power to sell or transfer the security or you have the power to direct the sale or transfer;

2.    You have the power to vote the security or the power to direct the vote;

3.    You have an economic interest in the security; or

4. You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the security.

                           OTHER CONFLICTS OF INTEREST

      As noted earlier, conflicts of interest can also arise in situations not involving personal securities transactions. Some of the situations that have been encountered in the past are set forth below:

      PROVIDING INVESTMENT ADVICE TO OTHERS

      In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person's portfolio on a discretionary basis, except for RCM clients or members of your immediate family (as noted elsewhere, transactions by members of your immediate family are covered by the Code of Ethics). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for RCM client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than a

      RCM client, under any circumstances, unless that arrangement is disclosed to and approved by RCM.

      FAVORITISM AND GIFTS

      You may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from certain persons because of your association with RCM. This prohibition applies to anyone who does business or is soliciting business with any RCM entity, as well as to any organization (such as a broker-dealer or other financial intermediary) engaged in the securities business. The details of this policy are explained more fully in RCM's Gift Policy, which is available on the Legal and Compliance Department's Intranet site.

      DISCLOSURE OF INTERESTS OF MEMBERS OF IMMEDIATE FAMILY

      The potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry, or has an economic interest in any organization with which RCM does business. If a member of your immediate family has such an employment relationship or such an economic interest, please notify the Compliance Department promptly.

      DISCLOSURE OF INFORMATION CONCERNING SECURITIES RECOMMENDATIONS AND TRANSACTIONS

      Except as may be appropriate in connection with your job responsibilities, you may not release information to any person not affiliated with RCM (except to those concerned with the transaction or entitled to the information on behalf of the client) as to the securities holdings of any client, any transactions executed on behalf of any client, or RCM's aggregate holdings in, or trading decisions or considerations regarding, any security. In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (1) as necessary or appropriate in connection with your job responsibilities, (2) when the disclosure results from the publication of a prospectus, proxy statement, or other documents, as may be required under the federal securities laws, (3) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, (4) in conjunction with any report to which persons are entitled by reason of provisions of an investment management agreement or other similar document governing the operation of RCM, (5) as may otherwise be required by law, or (6) after the information is otherwise publicly available.

      PROHIBITION ON SERVING AS A DIRECTOR

      RCM employees are prohibited from serving on the board of directors of any organization without prior approval of RCM's Compliance Committee. Such approval will be given only where RCM believes that such board service will be consistent with the interests of RCM's clients. If board service is authorized, appropriate procedures will be implemented to ensure that confidential information is not obtained or used by either the employee or RCM.

      INSIDER TRADING

      All employees are required to comply with RCM's Insider Trading Policy. The Insider Trading Policy prohibits trading, either personally or on behalf of others, on material nonpublic information, or communicating such information to others who trade in violation of law (known as "insider trading" and "tipping"). Although the pre-clearance, reporting, and trade restriction requirements of the Code of Ethics apply only to trading by employees and their members of their immediate families, the insider trading and tipping restrictions reach beyond employees' immediate families to prohibit RCM employees from illegally profiting (or avoiding losses), or from funneling illegal profits (or losses avoided), to any other persons. They also prohibit RCM from insider trading or tipping in client accounts or the Funds. For more information, please consult the Insider Trading Policy or the Compliance Department.

                      POTENTIAL CONSEQUENCES OF VIOLATIONS;
                         RESPONSIBILITIES OF SUPERVISORS

      RCM regards violations of the Code of Ethics as a serious breach of firm rules. Therefore, any employee who violates any element of the Code of Ethics may be subject to appropriate disciplinary action, up to and including dismissal. Moreover, all employees should be aware that failure to comply with certain elements of RCM's Code of Ethics may constitute a violation of federal and/or state law, and may subject that employee and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code of Ethics may be reported to federal or state authorities, such as the SEC.

            In addition, the federal securities laws require RCM and individual supervisors reasonably to supervise employees with a view toward preventing violations of law and of RCM's Code of Ethics. As a result, all employees who have supervisory responsibility should endeavor to ensure that the employees they supervise, including temporary employees and contractors, are familiar with and remain in compliance with the requirements of the Code of Ethics.

                     QUESTIONS CONCERNING THE CODE OF ETHICS

      Given the seriousness of the potential consequences of violations of the Code of Ethics, all employees are urged to act seek guidance with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably will arise from time to time that will require interpretation of the Code of Ethics to particular circumstances. Please do not attempt to resolve such questions yourself. In the event that a question arises as to whether a proposed transaction is consistent with the Code of Ethics, please address that question to the Compliance Department before the transaction is initiated.

      Although the Code of Ethics addresses many possible situations, other special situations inevitably will arise from time to time. If a particular transaction or situation does not give rise to a real or potential conflict of interest, or if appropriate safeguards can be established, the Compliance Department or the Compliance Committee may grant exceptions to provisions of the Code of

      Ethics. However, there can be no guarantee that an exception will be granted in any particular case, and no exception will be granted unless it is requested before you enter into a transaction.

                              FORMS TO BE EXECUTED

      After you have read through all of the material included, please sign and return the acknowledgment to the Compliance Department (see Exhibit G). The Compliance Department has copies of the Personal Holdings Report available for your use. Authorization and reporting forms pertaining to securities transactions will be retained and will become a permanent part of your individual personal securities transactions file.

                                   EXHIBIT A-1
               PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

Employee Name ________________  Proposed Trade Date: ______________________
                 Note: Trading is authorized only for this date.

      I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3. To the best of my knowledge, except as otherwise disclosed to the Compliance Department, RCM has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date.

      Signature __________________________________ Date

      ==========================================================================
      Security, Name or Description:_________________________________________

      Is this Security currently followed by a  RCM analyst?  _____ YES _____ NO

      Is this transaction of limited availability?            _____ YES _____ NO

      Ticker Symbol: ____________ Number of Shares or Principal Amount:_________

      Market ___________ GTC/ Limit ____      Stop Loss ____________________

      Buy or Sell: ___________________________Price:    ____________________

      ==========================================================================
                   AUTHORIZATION

      EQUITY TRADING DEPARTMENT APPROVAL (All corporate securities, including derivatives of corporate securities). There are no orders pending for purchase or sale of the security for client accounts at this time.

                   Initials                  __________________Date

      ANALYST OR PMT APPROVAL (All securities).

   1. I do not expect that this security will be recommended shortly for purchase or sale for client accounts.

   2. In the event the above security is not currently followed by RCM, or is a transaction of limited availability, I believe the purchase of this security for RCM accounts is inappropriate.

                   Initials             __________________Date

      LEGAL AND COMPLIANCE DEPARTMENT APPROVAL (All securities)*
                   Initials                  __________________Date

                  *NOTE: THIS APPROVAL SHOULD BE OBTAINED LAST.

                                   EXHIBIT A-2
               PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

                             (Partnerships and LLCs)

      Employee Name ______________________________

      I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

      Signature  ___________________________________Date

      ==========================================================================
      Proposed Trade Date:
      Transaction Type: Limited Partnership ________ General Partnership________
                  Limited Liability Company _________ Other              _______

      Security Name or Description:
             ____________________________________________________________
      Number of Shares or Principal Amount: ____________________________ Buy or Sell:

      ==========================================================================
                   AUTHORIZATION

      ALL SECURITIES:

      Compliance Committee Member      Initials______________ Date______________

      Legal and Compliance Department Initials _____________ Date______________ Approval*

                  *NOTE: THIS APPROVAL SHOULD BE OBTAINED LAST.

                                   EXHIBIT A-3
               PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

               (Secondary Public Offerings and Private Placements)

      Employee Name___________________________________

      I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3. To the best of my knowledge, except as otherwise disclosed to the Compliance Department, RCM has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date, and no RCM Account holds such security.

      Signature ______________________________Date

      ==========================================================================
      Proposed Trade Date:_________________  Note:________ Trading is authorized
                                                  ONLY for the proposed date.
      Security Name or Description:_____________________________________________
                   Number of Shares or Principal Amount:________________________
      Secondary Offering:   ______________   Private Placement:  ______________
      Market or Limit Order:_____________________ Buy or Sell:__________________

      ==========================================================================
                   AUTHORIZATION

      ALL SECURITIES:

      Compliance Committee Member           Initials_____________ Date__________

      Purchase of this security is not appropriate for RCM accounts because:____

      _________________________________________________________________________.
      Legal and Compliance Department       Initials_____________ Date__________
      Approval*

                  *Note: This approval should be obtained last.

                                    EXHIBIT B
                        THIRD PARTY ACCOUNT CERTIFICATION

      I hereby certify as follows:

1. Employees of RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, Inc., and Pallas Investment Partners, L.P. (collectively, " RCM"), have a fiduciary responsibility to the clients of their employer. In order to satisfy that fiduciary responsibility and to comply with the requirements of the federal securities laws, I understand that I must adhere to certain procedures with respect to personal securities transactions in which I have a direct or indirect beneficial interest, whether or not such procedures may be burdensome or costly.

2. I have read and understand the RCM Code of Ethics and hereby certify that I have complied with all provisions of the Code of Ethics since the date on which I first became employed by RCM, except as otherwise disclosed to the Compliance Department of RCM.

3. I have asked for a waiver from the pre-trading securities transaction authorization procedures with respect to the trades for the Third Party Account (as defined in the RCM Code of Ethics) of _______________________.

4. I hereby certify that I exercise no direct or indirect influence or control over the investment decisions for the Third Party Account.

5. I certify that I have not, and will not, (i) engage in discussions concerning any action that RCM may or may not take with respect to any security with any person outside of RCM, including any member of my immediate family or any person(s) who has (have) direct or indirect influence or control over the investment decisions for the Third Party Account ("Control Persons"), while I am employed at RCM, or (ii) provide investment advice to the Control Persons.

      EMPLOYEE:

      __________________________       ____________________________________
                        Date                 (Name Please Print)

                   ______________________________________
                                               Signature

                                   EXHIBIT C

LIST OF TRADING ACCOUNTS IN WHICH YOU HAVE DIRECT OR INDIRECT BENEFICIAL OWNERSHIP*

                                                               Name of      Date Account Established
Institution's Name   Institution's Address  Account Number  Account Holder         Relationship
------------------   ---------------------  --------------  --------------  ------------------------
------------------   ---------------------  --------------  --------------  ------------------------

------------------   ---------------------  --------------  --------------  ------------------------

------------------   ---------------------  --------------  --------------  ------------------------

------------------   ---------------------  --------------  --------------  ------------------------

------------------   ---------------------  --------------  --------------  ------------------------

------------------   ---------------------  --------------  --------------  ------------------------

------------------   ---------------------  --------------  --------------  ------------------------

Name of Employee
                     (Please Print)

I certify that I have disclosed to RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, Inc. and Pallas Investment Partners, L.P., all trading accounts in which I have a direct or indirect beneficial interest.

Signature

Date:

-------------
* Please list all accounts in which you have direct or indirect beneficial ownership (Beneficial ownership is explained in the Code of Ethics).

                                    EXHIBIT D

                          QUARTERLY TRANSACTION REPORT

                     1ST Q   2ND Q  3RD Q    4TH Q
                                    200_

I had no reportable security transactions
for the shaded quarter above:                  ________________________________

                  Signature

The following is a complete list of all
security transactions that are required
to be reported under RCM's Code of
Ethics for the shaded quarter above:          _______________________________

                  Signature

        # OF SHARES
        -----------                             ACCOUNT
DATE    BUY    SELL   PRICE        SECURITY      NUMBER       COMMENTS
----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

----    ---    ----   -----        --------     -------       --------

If any activity - Legal and Compliance Review: ______________________________

                                    EXHIBIT E
                            PERSONAL HOLDINGS REPORT

I hereby certify that the following is a complete and accurate representation of my securities holdings as of __________________:

Print Name:______________________

Signed:__________________________               Date: _________________________

EQUITY AND EQUITY-RELATED INVESTMENTS

 ISSUER          NATURE OF INVESTMENT    NO. OF SHARES      PRINCIPAL AMOUNT
----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------

FIXED INCOME INVESTMENTS (Debt Instruments)

                                                                 MARKET VALUE OF SECURITIES (CHECK ONE)
                                      --------------------------------------------------------------------------------------------
                                                                                                                          NO
ISSUER/TITLE   NATURE OF INVESTMENT   LESS THAN $1,000    $1,000 - $5,000    $5,000 - $25,000   MORE THAN $25,000   VALUE REPORTED
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

3. OTHER INVESTMENTS (Limited Partnerships, etc.)

                                                                 MARKET VALUE OF SECURITIES (CHECK ONE)
                                      --------------------------------------------------------------------------------------------
                                                                                                                          NO
   ISSUER      NATURE OF INVESTMENT   LESS THAN $1,000    $1,000 - $5,000    $5,000 - $25,000   MORE THAN $25,000   VALUE REPORTED
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       (To be signed and returned to the Legal and Compliance Department)

                                    EXHIBIT F
                            30-Day Notification Form

Employee Name _________________________________________________
I hereby certify as follows:

      1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with the Code. I understand that the failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3.          I agree to cancel or not execute my order on the Execution Date if
(i) I become aware of any material non-public information concerning the issuer at any time prior to the execution of my order, (ii) there is any reason why this order may harm or disadvantage any portfolio managed by RCM, or (iii) the execution of the order would give rise to an appearance of impropriety.

Signature          ___________________________________Date

================================================================================
SELL ONLY

Security, Name or Description:_________________________________________________

Execution Date:______________________________

Ticker Symbol:_______________________     Number of Shares:____________________

                                    EXHIBIT G
                                 ACKNOWLEDGEMENT

I have received a copy of the Code of Ethics of RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, Inc., and Pallas Investment Partners, L.P. I have read it and I understand it. As a condition of employment, I agree to comply with all of the provisions of the Code of Ethics and I agree to follow the procedures outlined therein, including, but not limited to, the personal security transactions prior approval and reporting requirements set forth therein. I also certify that I have complied with all of the provisions of the Code of Ethics since the date on which I first became employed by RCM, except as otherwise disclosed to the Director of Compliance. I further certify that I have not exceeded the number of roundtrip transactions allowed in any mutual fund that I have invested in. I authorize RCM Capital Management LLC, Caywood-Scholl Capital Management, Inc., and Pallas Investment Partners, L.P. and each investment company managed by any such entity (hereinafter all such entities collectively referred to as " RCM") to furnish the information contained in any report of securities transactions filed by me to such federal, state, and self-regulatory authorities as may be required by law or by applicable rules and regulations. Unless required to be disclosed by law, rule, regulation or order of such regulatory authority or of a court of competent jurisdiction, the information contained in such reports shall be treated as confidential and disclosed to no one outside RCM without my consent.

______________________             _______________             _________________
                Date                    Name (Print)

               _________________________________
                                               Signature of Employee

              (To be signed and returned to the Legal and Compliance Department)

                                                                           March

                                   APPENDIX II

                ALLIANZ DRESDNER ASSET MANAGEMENT OF AMERICA L.P.

                      INSIDER TRADING POLICY AND PROCEDURES

SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.    Policy Statement on Insider Trading

      Allianz Dresdner Asset Management of America L.P. ("ADAM") and its division or its subsidiaries, including, Allianz Hedge Fund Partners L.P., Allianz Private Client Services LLC, Allianz Private Equity Partners LLC, Cadence Capital Management LLC, Nicholas-Applegate Capital Management LLC, NFJ Investment Group L.P., OCC Distributors LLC, OpCap Advisors LLC, Oppenheimer Capital LLC, PIMCO Advisors Fund Management LLC, PIMCO Advisors Managed Accounts LLC, PIMCO Advisors Retail Holdings LLC, PIMCO Advisors CD Distributors LLC, and PIMCO Equity Advisors LLC,, collectively, the Company, ADAM or ADAM Advisers) forbid any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by an ADAM Advisor), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". This is a group wide policy.

      The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the situation when a person trades while aware of material non-public information or communicates material non-public information to others in breach of a duty of trust or confidence.

      While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)   trading by an insider, while aware of material, non-public information; or

(2) trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

(3) communicating material, non-public information to others in breach of a duty of trust or confidence.

      This policy applies to every such officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to your local compliance officer.

                                                                           March

      The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

      1.    TO WHOM DOES THIS POLICY APPLY?

      This Policy applies to all employees, officers and directors (direct or indirect) of the Company ("Covered Persons"), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

-     the Covered Person's spouse;

-     the Covered Person's minor children;

-     any other relatives living in the Covered Person's household;

- a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

-     a trust as to which the Covered Person is a trustee;

-     a revocable trust as to which the Covered Person is a settlor;

- a corporation of which the Covered Person is an officer, director or 10% or greater stockholder; or

- a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

      2.    WHAT IS MATERIAL INFORMATION?

      Trading on inside information is not a basis for liability unless the information is deemed to be material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

      Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to significant changes affecting such matters as:

-     dividend or earnings expectations;

-     write-downs or write-offs of assets;

-     additions to reserves for bad debts or contingent liabilities;

-     expansion or curtailment of company or major division operations;

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-         proposals or agreements involving a joint venture, merger, acquisition;

-         divestiture, or leveraged buy-out;

-         new products or services;

-         exploratory, discovery or research developments;

-         criminal indictments, civil litigation or government investigations;

- disputes with major suppliers or customers or significant changes in the relationships with such parties;

-         labor disputes including strikes or lockouts;

-         substantial changes in accounting methods;

-         major litigation developments;

-         major personnel changes;

-         debt service or liquidity problems;

-         bankruptcy or insolvency;

-         extraordinary management developments;

-         public offerings or private sales of debt or equity securities;

-         calls, redemptions or purchases of a company's own stock;

-         issuer tender offers; or

-         recapitalizations.

      Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of "material" information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

      Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

      3.    WHAT IS NON-PUBLIC INFORMATION?

      In order for issues concerning insider trading to arise, information must not only be "material", it must be "non-public". "Non-public" information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed "non-public" information.

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      At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for "non-public" information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

      To show that "material" information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

      Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as "non-public" information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

      INFORMATION PROVIDED IN CONFIDENCE. It is possible that one or more directors, officers, or employees of ADAM may become temporary "insiders" because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at ADAM may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by an ADAM Adviser, discloses material, non-public information to ADAM Adviser's portfolio managers or analysts with the expectation that the information will remain confidential.

      As an "insider", ADAM has a duty not to breach the trust of the party that has communicated the "material, non-public" information by misusing that information. This duty may arise because an ADAM Adviser has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential

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      information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not an ADAM Adviser ultimately participates in the transaction.

      INFORMATION DISCLOSED IN BREACH OF A DUTY. Analysts and portfolio managers at an ADAM Adviser must be especially wary of "material, non-public" information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a "quid pro quo" from the recipient or the recipient's employer by a gift of the "inside" information.

      A person may, depending on the circumstances, also become an "insider" or "tippee" when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.

      4.          IDENTIFYING MATERIAL INFORMATION

      Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i. Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii. To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

      Given the potentially severe regulatory, civil and criminal sanctions to which you the Company and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is "material non-public" information should immediately take the following steps:

i. Report the matter immediately to a Compliance Officer or the Chief Legal Officer of

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      ADAM;

ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by an ADAM Adviser; and

iii. Do not communicate the information inside or outside the Company, other than to a Compliance Officer or the Chief Legal Officer of ADAM.

      After the Compliance Officer or Chief Legal Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

      5.          PENALTIES FOR INSIDER TRADING

      Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times, the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

            In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

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SECTION II.        PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

A.    Procedures to Implement the Policy Against Insider Trading

      The following procedures have been established to aid the officers, directors and employees of an ADAM Adviser in avoiding insider trading, and to aid an ADAM Adviser in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of an ADAM Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

      TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

1. No employee, officer or director of the Company who is aware of material non-public information relating to the Company or any of its affiliates or subsidiaries, including Allianz AG, may buy or sell any securities of the Company, including Allianz AG, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2. No employee, officer or director of the Company who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3. No employee, officer or director of ADAM shall engage in a securities transaction with respect to the securities of Allianz AG, except in accordance with the specific procedures published from time to time by ADAM.

      4. No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in ADAM's Code of Ethics.

      5. Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

      6. Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of ADAM should not discuss any potentially material non-public information concerning ADAM or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

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B.    Chinese Wall Procedures

      The Insider Trading and Securities Fraud Enforcement Act in the US require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information(1). Accordingly, you should not discuss material non-public information about ADAM or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C.    Resolving Issues Concerning Insider Trading

      The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Compliance Officer. Until advised to the contrary by a Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

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